Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: ir@travelzoo.com
FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2024 Results

NEW YORK, April 24, 2024 — Travelzoo® (NASDAQ: TZOO):

•Revenue of $22.0 million, up 2% year-over-year
•Consolidated operating profit of $5.6 million
•Non-GAAP consolidated operating profit of $6.0 million
•Cash flow from operations of $4.6 million
•Earnings per share (EPS) of $0.31

Travelzoo, the club for travel enthusiasts, today announced financial results for the first quarter ended March 31, 2024. Consolidated revenue was $22.0 million, up 2% from $21.6 million year-over-year. In constant currencies, revenue was $21.8 million, up 1% year-over-year. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo members, and membership fees

Net income attributable to Travelzoo was $4.2 million for Q1 2024, or $0.31 per share, compared with $0.23 in the prior-year period. Net income attributable to Travelzoo from continuing operations was $4.2 million for Q1 2024, or $0.31 per share, compared with $0.23 in the prior-year period.

Non-GAAP operating profit was $6.0 million. Non-GAAP operating profit excludes amortization of intangibles ($0.3 million) and stock option expenses ($95,000). Please refer to “Non-GAAP Financial Measures” and the tabular reconciliation below.

“We will continue to leverage Travelzoo's global reach, trusted brand, and strong relationships with top travel suppliers to negotiate more exclusive offers for members,” said Holger Bartel, Travelzoo's Global
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CEO. “It is in times of large increases in travel prices that Travelzoo is most valuable for consumers. Travelzoo members enjoy high quality travel experiences that represent outstanding value."

“With more than 30 million members, 8 million mobile app users, and 4 million social media followers, Travelzoo is loved by travel enthusiasts who are affluent, active, and open to new experiences.”

Cash Position
As of March 31, 2024, consolidated cash, cash equivalents and restricted cash were $16.9 million. Net cash provided by operations was $4.6 million.

Travelzoo North America
North America business segment revenue decreased 4% year-over-year to $14.2 million. Operating profit for Q1 2024 was $4.4 million, or 31% of revenue, compared to operating profit of $4.5 million in the prior-year period.

Travelzoo Europe
Europe business segment revenue increased 13% year-over-year to $6.7 million. In constant currencies, Europe business segment revenue increased 10% year-over-year. Operating profit for Q1 2024 was $1.4 million, or 21% of revenue, compared to operating profit of $457,000 in the prior-year period.

Jack’s Flight Club
Jack’s Flight Club is a membership subscription service in which Travelzoo has a 60% ownership interest. Revenue from unaffiliated customers increased 16% year-over-year to $1.1 million. The number of premium subscribers increased 11% year-over-year. Jack’s Flight Club’s revenue from subscriptions is recognized ratably over the subscription period (quarterly, semi-annually, annually). Non-GAAP operating loss for Q1 2024 was $24,000, compared to a non-GAAP operating profit of $123,000 in the prior-year period. Non-GAAP operating loss excludes amortization of intangibles ($75,000) related to the acquisition of Travelzoo’s ownership interest in Jack’s Flight Club in 2020. The Q1 2024 operating loss was caused by marketing expenses in connection with growth in members.

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New Initiatives
New Initiatives business segment revenue, which includes Licensing and Travelzoo META, was $32,000. Operating loss for Q1 2024 was $130,000.

In June 2020, Travelzoo entered into a royalty-bearing licensing agreement with a local licensee in Japan for the exclusive use of Travelzoo’s brand, business model, and members in Japan. In August of 2020, Travelzoo entered into a royalty-bearing licensing agreement with a local licensee in Australia for the exclusive use of Travelzoo’s brand, business models, and members in Australia, New Zealand, and Singapore. Under these arrangements, Travelzoo’s existing members in Australia, Japan, New Zealand, and Singapore will continue to be owned by Travelzoo as the licensor. Travelzoo recorded $7,000 in licensing revenue from the licensee in Japan in Q1 2024. Travelzoo recorded $10,000 in licensing revenue from the licensee in Australia, New Zealand, and Singapore in Q1 2024. Licensing revenue is expected to increase going forward.

Members and Subscribers
As of March 31, 2024, we were 31.0 million members worldwide, up from 30.5 million as of March 31, 2023. In North America, Travelzoo had 16.2 million unduplicated members as of March 31, 2024, down from 16.3 million as of March 31, 2023. In Europe, Travelzoo had 9.2 million unduplicated members as of March 31, 2024, up from 9.1 million as of March 31, 2023. Jack’s Flight Club had 2.4 million subscribers as of March 31, 2024, up from 2.0 million as of March 31, 2023.

Discontinued Operations
In March 2020, Travelzoo decided to exit its Asia Pacific business and operate it as a licensing business going forward. Consequently, the Asia Pacific business has been classified as discontinued operations.

Income Taxes
A provision of $1.5 million for income taxes was recorded for Q1 2024, compared to an income tax expense of $1.4 million in the prior-year period. Travelzoo intends to utilize available net operating losses (NOLs) to largely offset its actual tax liability for Q1 2024.

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Looking Ahead
For Q2 2024, we expect continued growth in revenue year-over-year, albeit at a smaller pace than in 2023. We also expect for Q2 2024 higher profitability year-over-year . In December 2023, we announced the introduction of a membership fee for Travelzoo beginning January 1, 2024. We recognize membership fee revenue ratably over the subscription period. Legacy Travelzoo members as of December 31, 2023 are exempt from the fee during 2024. Therefore, we do not anticipate to generate membership fee revenue from these members before 2025.

Non-GAAP Financial Measures
Management calculates non-GAAP operating income when evaluating the financial performance of the business. Travelzoo’s calculation of non-GAAP operating income, also called “non-GAAP operating profit” in this press release and today’s earnings conference call, excludes the following items: impairment of intangible and goodwill, amortization of intangibles, stock option expenses and severance-related expenses. This press release includes a table which reconciles GAAP operating income to the calculation of non-GAAP operating income. Non-GAAP operating income is not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"). This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Conference Call
Travelzoo will host a conference call to discuss first quarter 2024 results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to
•download the management presentation (PDF format) to be discussed in the conference call
•access the webcast.

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About Travelzoo
We, Travelzoo®, are the club for travel enthusiasts. Our 30 million members receive exclusive offers and one-of-a-kind experiences personally reviewed by our deal experts around the globe. We have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. We work in partnership with more than 5,000 top travel suppliers—our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2024	2023
Revenues	$21,985	$21,601
Cost of revenues	2,640	2,691
Gross profit	19,345	18,910
Operating expenses:
Sales and marketing	8,598	9,296
Product development	566	490
General and administrative	4,590	4,413
Total operating expenses	13,754	14,199
Operating income	5,591	4,711
Other income, net	139	350
Income from continuing operations before income taxes	5,730	5,061
Income tax expense	1,505	1,378
Income from continuing operations	4,225	3,683
Loss from discontinued operations, net of tax	—	(2)
Net income	4,225	3,681
Net income (loss) attributable to non-controlling interest	(11)	8
Net income attributable to Travelzoo	$4,236	$3,673

Net income attributable to Travelzoo—continuing operations	$4,236	$3,675
Net loss attributable to Travelzoo—discontinued operations	$—	$(2)

Income per share—basic
Continuing operations	$0.31	$0.23
Discontinued operations	$—	$—
Net income per share—basic	$0.31	$0.23

Income per share—diluted
Continuing operations	$0.31	$0.23
Discontinued operations	$—	$—
Net income per share—diluted	$0.31	$0.23
Shares used in per share calculation from continuing operations—basic	13,489	15,697
Shares used in per share calculation from discontinued operations—basic	13,489	15,697
Shares used in per share calculation from continuing operations—diluted	13,625	15,779
Shares used in per share calculation from discontinued operations—diluted	13,625	15,779
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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$16,190	$15,713
Accounts receivable, net	13,151	12,965
Prepaid income taxes	566	629
Prepaid expenses and other	1,681	1,460
Assets from discontinued operations	1	1
Total current assets	31,589	30,768
Deposits and other	225	1,115
Deferred tax assets	3,107	3,196
Restricted cash	675	675
Operating lease right-of-use assets	5,892	6,015
Property and equipment, net	532	578
Intangible assets, net	1,773	2,091
Goodwill	10,944	10,944
Total assets	$54,737	$55,382
Liabilities and Equity
Current liabilities:
Accounts payable	$5,514	$4,546
Merchant payables	17,827	20,622
Accrued expenses and other	3,634	3,658
Deferred revenue	3,247	2,044
Income tax payable	805	766
Operating lease liabilities	2,463	2,530
Liabilities from discontinued operations	24	24
Total current liabilities	33,514	34,190
Long-term tax liabilities	5,596	4,681
Long-term operating lease liabilities	6,458	6,717
Other long-term liabilities	377	911
Total liabilities	45,945	46,499
Common stock	132	136
Tax indemnification	(9,537)	(9,537)
Note receivable from shareholder	(1,753)	(1,753)
Additional paid-in capital	—	439
Retained earnings	20,125	19,508
Accumulated other comprehensive loss	(4,861)	(4,607)
Total Travelzoo stockholders’ equity	4,106	4,186
Non-controlling interest	4,686	4,697
Total stockholder's equity	8,792	8,883
Total liabilities and equity	$54,737	$55,382
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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2024	2023
Cash flows from operating activities:
Net income	$4,225	$3,681
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	383	478
Stock-based compensation	95	396
Deferred income tax	(15)	(68)
Net foreign currency effects	3	3
Net recoveries of accounts receivable and refund reserves	(33)	(712)
Changes in operating assets and liabilities:
Accounts receivable	(235)	372
Prepaid income taxes	63	407
Prepaid expenses, deposits and other	582	160
Accounts payable	1,008	(1,321)
Merchant payables	(2,678)	(4,591)
Accrued expenses and other	972	911
Income tax payable	54	—
Other liabilities	197	819
Net cash provided by operating activities	4,621	535
Cash flows from investing activities:
Proceeds from repayment of note receivable	—	39
Purchases of property and equipment	(35)	(111)
Net cash used in investing activities	(35)	(72)
Cash flows from financing activities:
Repurchase of common stock	(3,872)	(186)
Net cash used in financing activities	(3,872)	(186)
Effect of exchange rate on cash, cash equivalents and restricted cash	(238)	171
Net increase in cash, cash equivalents and restricted cash	476	448
Cash, cash equivalents and restricted cash at beginning of period	16,389	19,378
Cash, cash equivalents and restricted cash at end of period	$16,865	$19,826
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Travelzoo
Segment Information from Continuing Operations
(Unaudited)
(In thousands)

Three months ended March 31, 2024	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$14,273	$6,580	$1,100	$32	$21,985
Intersegment revenues	(45)	82	(37)	—	—
Total net revenues	14,228	6,662	1,063	32	21,985
Operating income (loss)	$4,438	$1,382	$(99)	$(130)	$5,591

Three months ended March 31, 2023	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$14,567	$6,078	$948	$8	$21,601
Intersegment revenues	191	(191)	—	—	—
Total net revenues	14,758	5,887	948	8	21,601
Operating income (loss)	$4,516	$457	$(45)	$(217)	$4,711

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Travelzoo
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2024	2023
GAAP operating expense	$13,754	$14,199
Non-GAAP adjustments:
Amortization of intangibles (A)	317	398
Stock option expenses (B)	95	396
Severance-related expenses (C)	—	39
Non-GAAP operating expense	13,342	13,366

GAAP operating income	5,591	4,711
Non-GAAP adjustments (A through C)	412	833
Non-GAAP operating income	6,003	5,544

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